UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):   August 19, 2009

NETAPP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report )
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Certain Officers
          Effective August 19, 2009, the Board of Directors of NetApp, Inc. (the “Company”) appointed Thomas Georgens, 49, as Chief Executive Officer and President of the Company (including principal executive officer and principal operating officer), to succeed Daniel J. Warmenhoven and appointed Mr. Warmenhoven, 58, to serve in the newly created position of Executive Chairman. Mr. Warmenhoven will continue to serve as Chairman of the Board of Directors of the Company, and Mr. Georgens will continue to serve as a member of the Board of Directors of the Company. As the Executive Chairman, Mr. Warmenhoven will remain an “officer” for purposes of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and therefore subject to the filing requirements of Section 16(a) of the Exchange Act. These management changes are the result of a management succession process.
          Mr. Georgens had been Chief Operating Officer and President of the Company since February 2008. Mr. Georgens joined the Company in October 2005 as executive vice president and general manager of Enterprise Storage Systems and was named executive vice president of Product Operations in January 2007. Before joining the Company, Mr. Georgens worked for nine years at Engenio, a subsidiary of LSI Corporation, the last two years as Chief Executive Officer. He has also served in various other positions, including President of LSI Corporation Storage Systems and Executive Vice President of LSI Corporation.
          There are no family relationships between Messrs. Georgens or Warmenhoven with any other executive officers of the Company or members of the Board of Directors.
          A copy of the press release announcing these officer appointments is filed with this Form 8-K and attached hereto as Exhibit 99.1.
Compensatory Arrangements of Certain Officers
          In connection with the appointment of Messrs. Georgens and Warmenhoven to their positions as Chief Executive Officer and Executive Chairman of the Company, respectively, the Compensation Committee of the Board of Directors approved the following compensation packages for fiscal 2010 for the two executive officers:
          Effective as of August 19, 2009, Mr. Georgens’ new base annual salary is $825,000 and his target incentive compensation award (expressed as a percentage of his annual base salary) is 130%. In addition, on September 15, 2009, Mr. Georgens will be granted a stock option to purchase 650,000 shares of Company common stock under the Company’s 1999 Stock Option Plan.
          Effective as of August 19, 2009, Mr. Warmenhoven’s new annual base salary is $450,000 and his target incentive compensation award (expressed as a percentage of his annual base salary) is 110%.
          Other than as indicated herein, the compensation arrangements for Mr. Georgens and Mr. Warmenhoven remain the same.
Change of Control Severance Agreements
          On August 19, 2009, the Company entered into Amended and Restated Change of Control Severance Agreements (each an “Agreement” and collectively the “Agreements”) with each of Mr. Georgens and Mr. Warmenhoven (each an “Executive”). The Agreements supersede the Change of Control Severance Agreement entered into between each Executive and the Company dated June 19, 2008. The severance provisions of the Agreements are described below. The complete terms of the Agreements can be found in the Agreements themselves, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending October 30, 2009.
          If the Company terminates an Executive without Cause (as such term is defined in the Agreement) or if the Executive resigns for Good Reason (as such term is defined in the Agreement), and such termination occurs within twelve (12) months after a Change of Control, then subject to the terms of the Agreement each Executive will receive the following:

Thomas Georgens	Daniel Warmenhoven

A lump sum payment equal to 250% of Mr. Georgens’ base salary (increased from 200%);	A lump sum payment equal to 200% of Mr. Warmenhoven’s base salary (decreased from 250%);

100% of Mr. Georgens’ target annual bonus;	100% of Mr. Warmenhoven’s target annual bonus;

Continued payment of COBRA premiums for Mr. Georgens and his eligible dependents for up to 24 months (increased from 18 months); and	Continued payment of COBRA premiums for Mr. Warmenhoven and his eligible dependents for up to 18 months (decreased from 24 months); and

All outstanding equity awards will vest in full.	Outstanding equity awards granted before June 19, 2008 will vest in full. Outstanding equity awards granted after June 19, 2008 that are subject to time-based vesting will accelerate as to an additional 24 months and outstanding equity awards granted after June 19, 2008 that are subject to performance-based vesting will accelerate as to 50% of the unvested portion.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
     The following exhibits are being filed herewith:

Exhibit	Description

99.1	Press release of NetApp, Inc. issued on August 19, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)
August 25, 2009	By:	/s/ Andrew Kryder
Andrew Kryder Secretary, General Counsel, and Senior Vice President, Legal and Tax

Index to Exhibits

Exhibit	Description

99.1	Press release of NetApp, Inc. issued on August 19, 2009.